FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Strong Second Quarter 2020 Results

Driven by Sustained Cost Savings

Second Quarter 2020 Highlights

•

Revenues were $223.4 million as compared to $268.9 million in the prior year quarter reflecting the timing of the Company’s large-scale event in Saudi Arabia; Revenues reached a record $514.4  million year-to-date, representing 14% growth from the prior year period

•	Operating income was $55.7 million as compared to $17.1 million in the prior year quarter
•	Adj. OIBDA[1] increased to $73.5 million from $34.6 million in the prior year quarter
•	Free Version of WWE Network was announced on June 1, unlocking a portion of WWE’s content library to expand reach and engagement of its direct-to-consumer streaming service for all fans
•	WWE Network average paid subscribers[2] declined 1.5% to 1.66 million while ending paid subscribers increased 6% to 1.69 million
•	Digital video views increased 10% to a record 9.9 billion and hours consumed increased 15% to a record 374 million across digital and social media platforms[3]
•	eCommerce revenues nearly doubled to $12.6 million, substantially offsetting the loss of venue merchandise sales with 76 fewer events in the quarter

COVID-19 Actions and Business Outlook

•

Due to COVID-19 and related government-mandated impacts on WWE, the Company continued its various short-term cost reductions and cash flow improvement actions. (See first quarter 2020 earnings release). These actions contributed to WWE’s enhanced liquidity, which reached $548 million in cash and short-term investments as of June 30, 2020

•	The Company is continuing to adapt its business to the changing environment with a focus on enhancing the production of content and furthering fan engagement
•

Management may resume its opportunistic acquisition of stock under the Company’s $500 million share repurchase program, subject to WWE’s business outlook and liquidity as well as whether share repurchases compare favorably to other capital allocation alternatives

•

Management continues to believe the Company’s growth prospects remain strong and that WWE is well positioned to take full advantage of the changing media landscape and increasing value of live sports rights over the longer term (See COVID-19 Actions and Business Outlook on page 7)

STAMFORD, Conn., July 30,  2020 - WWE (NYSE: WWE) today announced financial results for its second quarter ended June 30, 2020.

“Our second quarter financial performance was strong and demonstrated our ability to respond to the challenges posed by COVID-19,” said Vince McMahon, WWE Chairman & CEO. “We continue to adapt our business to the changing environment, focusing on the development of new content for global distribution platforms and increasing audience engagement to drive growth and value for our shareholders.”

Frank Riddick, interim Chief Financial Officer, added “In the quarter, we delivered revenue of $223 million and Adjusted OIBDA of $73.5 million as we continued to offset the impact of cancelled events by reducing costs. Our cash flow remains strong, and we believe we have the capital resources to deliver on our strategic initiatives and growth opportunities.”

Second-Quarter Consolidated Results

Revenues decreased 17% to $223.4 million from $268.9 million in the prior year quarter primarily driven by decreased sales of tickets and merchandise that resulted from the cancellation, postponement and relocation of live events due to public health concerns related to the COVID-19 outbreak. Media segment revenue increased modestly as the escalation of core content rights fees was substantially offset by the unfavorable timing of the Company’s large-scale event in Saudi Arabia (held in February 2020 vs. June 2019).

Operating Income was $55.7 million as compared to $17.1 million in the prior year quarter, primarily due to a decline in operating expenses that reflected lower content-related production and event costs, short-term cost reductions implemented as a result of the COVID-19 outbreak and, to a lesser extent, a year-over-year reduction in accrued management incentive compensation. The decline in operating expenses was partially offset by a decrease in revenue (as described above).  The Company’s Operating income margin increased to 25% from 6% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) increased to $73.5 million from $34.6 million in the prior year quarter. The Company’s Adjusted OIBDA margin increased to 33% from 13%.

Net Income reached  $43.8 million, or $0.52 per diluted share, from $10.4 million, or $0.11 per diluted share, in the second quarter 2019, primarily reflecting improved operating performance.  Current period results also included $7.7 million in an unrealized gain related to a  certain equity investment as well as a lower effective tax rate, which were partially offset by the impact of the finance lease that commenced in July 2019 related to the Company’s new headquarters. Excluding the impact of an unrealized gain on a certain equity investment, Adjusted Net Income4 was $37.7 million, or $0.45 per diluted share.

Effective Tax Rate decreased to  20% from 25% in the prior year quarter, primarily driven by increased deductibility of foreign derived intangible income.

Cash flows generated by operating activities reached $74.8 million as compared to $7.6 million of cash used in operating activities in the prior year quarter driven by stronger operating performance as well as improved working capital reflecting the timing of collections in the prior year quarter.

Free Cash Flow totaled $67.7 million as compared to a $27.5 million use of cash in the second quarter 2019 primarily due to the change in operating cash flow and, to a lesser extent, a reduction in capital expenditures.5

Cash, cash equivalents and short-term investments were  $548 million as of June 30, 2020, which includes $200 million in cash the Company borrowed under its revolving line of credit during the second quarter 2020.

Return of Capital to Shareholders

For the second quarter 2020, the Company paid $9.3 million in dividends to shareholders.

Management may resume the Company’s $500 million share repurchase program, which was temporarily suspended in April 2020. WWE share repurchases under the program will be executed opportunistically, i.e., when the repurchase price is below WWE’s intrinsic value as conservatively estimated by management. Any repurchase activity will be subject to WWE’s business outlook and liquidity as well as whether share repurchases compare favorably to other capital allocation alternatives.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Revenues:
Media	$200.1	$197.0	$456.7	$332.4
Live Events	1.0	48.8	18.5	75.0
Consumer Products	22.3	23.1	39.2	43.9
Total Net Revenues	$223.4	$268.9	$514.4	$451.3

Operating Income (Loss):
Media	$81.6	$26.9	$170.9	$43.2
Live Events	(4.5)	12.4	(7.7)	12.2
Consumer Products	7.6	5.2	10.5	10.2
Corporate	(29.0)	(27.4)	(64.7)	(55.3)
Total Operating Income	$55.7	$17.1	$109.0	$10.3

Adjusted OIBDA:
Media	$90.5	$37.5	$193.1	$66.0
Live Events	(4.2)	13.3	(6.8)	14.1
Consumer Products	8.1	6.2	11.9	12.2
Corporate	(20.9)	(22.4)	(47.4)	(45.3)
Total Adjusted OIBDA	$73.5	$34.6	$150.8	$47.0

Basis of Presentation

For the second quarter of 2020, net income included the impact of an unrealized gain of $7.7 million related to the recognition of an upward mark-to-market adjustment on a  certain equity investment and $6.5 million related to the finance lease for the Company’s new headquarters, the latter of which is reflected in both interest and depreciation and amortization expense. For the six-month period ended June 30, 2020, net income included $12.9 million related to the finance lease for the Company’s new headquarters as well as a net loss of $3.8 million related to certain equity investments, which included $11.5 million of impairment charges partially offset by an unrealized holding gain of $7.7 million.  As the underlying market value of our marketable equity investments fluctuate, WWE is exposed to future earnings volatility to the extent WWE continues to hold these investments.  A reconciliation of Net Income to Adjusted Net Income for the three and six-month periods ended June 30, 2020 and 2019 can be found in the supplemental schedule on page 14 of this release.

Results by Operating Segment

Media

Revenues were $200.1 million as compared to $197.0 million in the prior year quarter, as the escalation of core content rights fees, primarily due to the renewal of the Company’s domestic distribution agreements for its flagship programs, Raw and SmackDown,  was largely offset by the timing of the Company’s large-scale international event, Super ShowDown (held in February 2020 vs. June 2019). The timing of this event accounted for declines in Other media and Advertising and sponsorship revenues.

WWE Network’s  average paid subscribers declined 1.5% to 1.66 million while ending paid subscribers increased 6% to 1.69 million,  marking the first quarterly increase since the fourth quarter 2018.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Network (including pay-per-view)	$49.4	$51.8	$92.9	$98.8
Core content rights fees [6]	132.9	69.0	266.1	137.1
Advertising and sponsorship	13.3	18.9	30.7	29.8
Other [7]	4.5	57.3	67.0	66.7
Total Revenues	$200.1	$197.0	$456.7	$332.4

Operating income increased by $54.7 million to $81.6 million primarily due to a reduction in operating expenses.

Adjusted OIBDA increased to $90.5 million as compared to $37.5 million in the prior year quarter.

Key Highlights: WWE continued to produce its flagship programming without interruption, created original content and further developed its direct-to-consumer service,  WWE Network. During the quarter, the Company produced more than 600 hours of content for its television, streaming and social/ digital platforms. Monday Night Raw and NXT ranked as the highest-rated and third highest-rated programs, respectively, on USA Network. The Company also continued to develop new original content and expand its reach across platforms. On television, WWE completed its fifth season of Total Bellas, with average viewership increasing 9% to nearly 1 million viewers per episode,8 and announced its sixth season to premier on E! in Fall 2020. Building on the previously announced partnership to air five “Biography” documentaries featuring legendary WWE talent, WWE and A&E announced a new series The Quest for Lost WWE Treasures, featuring WWE’s Stephanie McMahon and Paul Levesque. WWE also increased its programming presence on streaming services, recently announcing the availability of more than 100 hours of library content on the Peacock streaming service (August 2020). On WWE Network, the Company created new content highlighted by the critically acclaimed series,  Undertaker: The Last Ride, which was among the most watched originals on WWE Network.  Engagement on the streaming service, as measured by video views, increased 66% over the prior year period. The Company capitalized on the favorable trend to launch the Free Version of WWE Network on June 1, unlocking a portion of its content library to provide fans the opportunity to experience premium WWE content. The Company also made progress introducing localized pricing in select international markets and in developing the network’s advertising capabilities.

Live Events

Revenues declined to $1.0 million from $48.8 million in the prior year quarter primarily due to the absence of live events and a corresponding decrease in ticket sales in North American and international markets. The government mandated cancellation and/ or relocation of events contributed to the staging of 53 fewer events in North America and 23 fewer events in international markets.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
North American ticket sales	$—	$33.6	$15.2	$57.7
International ticket sales	—	9.5	0.2	9.7
Advertising and sponsorship	0.3	0.8	0.4	1.2
Other [9]	0.7	4.9	2.7	6.4
Total Revenues	$1.0	$48.8	$18.5	$75.0

Operating income reflected a loss of $4.5 million as compared to income of $12.4 million in the prior year quarter, as the decrease in North America and international ticket sales (described above) was partially offset by a reduction in event-related expenses.

Adjusted OIBDA reflected a loss of $4.2 million as compared to income of $13.3 million in the prior year quarter.

Key Highlights: WWE’s ability to stage live events before ticketed audiences continued to be impacted by government mandates related to COVID-19 and public health concerns about in-person gatherings. Despite the challenging environment, WWE displayed its creativity throughout the quarter as the Company adapted its business model to continue to safely stage in-ring performances. Supporting this achievement, the Company established extensive safety measures to protect the health and well-being of its talent and employees. As a result, WWE was among the very few major sports properties to hold live performances and produce new content throughout the quarter, including its flagship programs, Raw and SmackDown, and its premier annual event, WrestleMania.

Consumer Products

Revenues declined to $22.3 million from $23.1 million in the prior year quarter reflecting lower sales of merchandise at the Company’s live event venues driven by the absence of all ticketed-audience events in the quarter (as described above). Increased sales at the Company’s eCommerce site, WWE Shop, substantially offset the absence of venue merchandise sales.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Consumer product licensing	$9.7	$9.4	$17.4	$18.8
eCommerce	12.6	6.6	18.6	13.2
Venue merchandise	—	7.1	3.2	11.9
Total Revenues	$22.3	$23.1	$39.2	$43.9

Operating income was $7.6 million as compared to $5.2 million in the prior year quarter as higher sales of merchandise at the Company’s e-commerce site, WWE Shop, and lower operating expenses more than offset the decrease of venue-based merchandise sales resulting from the absence of events.

Adjusted OIBDA was $8.1 million as compared to $6.2 million in the prior year quarter.

Key Highlights: During the quarter, the growth of WWE’s e-commerce business was supported by the introduction and redesign of six new title belts, such as the Rock Brahma Bull title and the Triple H Signature Series title. Royalties from the sale of licensed console and mobile games continued to benefit from recent industry growth trends. Video game revenue reflected the licensing of WWE Superstars and IP for integration into popular titles, including The King of Fighters All-Star. Growth in the Company’s mobile game portfolio was led by WWE SuperCard and WWE Champions,  which both generated revenue gains of more than 15% from the prior year quarter. The Company plans to expand its game portfolio with the launch of an arcade style game, WWE 2K Battlegrounds,  in the Fall of 2020.

COVID-19 Actions and Business Outlook10

The spread of COVID-19 and related government mandates have impacted WWE’s business as the Company has been directed to cancel, postpone or relocate its live events beginning in mid-March. To mitigate further potential risks to the Company’s financial performance, management has implemented a comprehensive set of short-term cost reductions and cash flow improvement actions. To enhance WWE’s liquidity, management deferred spending on the Company’s new headquarters, temporarily suspended the repurchase of stock under our $500 million program and borrowed $200 million from our revolving credit facility. For 2020, the Company reduced capital expenditures by approximately $140 million, and now estimates total capital expenditures of $40 - $50 million for the year.

The Company is continuing to adapt its business to the changing environment with a focus on enhancing the production of content and furthering fan engagement. Currently, it is evaluating the personnel requirements to meet these objectives as well as potential investments to support our long-term growth strategy. As the company drives further innovation, management intends to demonstrate financial discipline, balancing its near-term performance and long-term growth objectives.

The Company remains unable to quantify the potential impact of COVID-19 on its business, but the financial impact to the Company may be material. Accordingly, the Company previously withdrew its full year 2020 guidance and based on sustained economic uncertainties, is not reinstating guidance at this time. Management continues to believe the Company’s growth prospects remain strong and that WWE is well positioned to take full advantage of the changing media landscape and increasing value of live sports rights over the longer term.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 8-9. A reconciliation of three and six months ended June 30, 2020 and 2019 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 15

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App, including the Free Version of WWE Network)

(4)	A reconciliation of three and six months ended June 30, 2020 and 2019 Net Income to Adjusted Net Income can be found in the Supplemental Information in this release on page 14
(5)

A reconciliation of three and six months ended June 30, 2020 and 2019 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 16

(6)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(7)

Other forms of media monetization reflect revenues earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(8)	Television viewership data based on Live+7 basis for Average Viewers P2+ for season 4, which aired in 1Q 2019, and season 5, which aired in 2Q 2020
(9)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

(10)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of the COVID-19 outbreak on WWE’s business, results of operations and financial condition, entering, maintaining and renewing major distribution agreements,  uncertainties associated with international markets and risks inherent in large live events, and other risk factors previously disclosed in our annual report on Form 10-K for the year ended December 31, 2019 and supplemented in our Current Report on Form 8-K filed with the SEC on March 17, 2020 and further supplemented in Part II, Item 1A, Risk Factors, in our quarterly report on Form 10-Q for the period ended June 30, 2020 filed with the SEC on July 30, 2020

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.   Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on July 30th to discuss the Company's earnings results for the second quarter of 2020.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 1180126).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 30, 2020 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 28 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net revenues	$223.4	$268.9	$514.4	$451.3
Operating expenses	117.4	197.4	292.8	332.8
Marketing and selling expenses	17.5	24.9	40.2	48.0
General and administrative expenses	22.0	23.6	50.7	47.9
Depreciation and amortization	10.8	5.9	21.7	12.3
Operating income	55.7	17.1	109.0	10.3
Interest expense	9.1	4.0	17.3	10.3
Other income (expense), net	8.5	0.8	(1.9)	2.6
Income before income taxes	55.1	13.9	89.8	2.6
Provision for income taxes	11.3	3.5	19.8	0.6
Net income	$43.8	$10.4	$70.0	$2.0

Earnings per share:
Basic	$0.57	$0.13	$0.90	$0.03
Diluted	$0.52	$0.11	$0.83	$0.02

Weighted average common shares outstanding:
Basic	77.4	78.0	77.4	78.0
Diluted	83.9	91.1	84.5	91.1
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$424.6	$90.4
Short-term investments, net	123.3	160.0
Accounts receivable, net	120.3	124.8
Inventory	7.5	8.3
Prepaid expenses and other current assets	25.7	20.8
Total current assets	701.4	404.3
PROPERTY AND EQUIPMENT, NET	169.0	174.8
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	313.2	289.9
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	15.7	20.8
CONTENT PRODUCTION ASSETS, NET	19.6	20.1
INVESTMENT SECURITIES	24.7	28.1
DEFERRED INCOME TAX ASSETS, NET	4.5	7.2
OTHER ASSETS, NET	47.0	47.0
TOTAL ASSETS	$1,295.1	$992.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$201.2	$3.6
Finance lease liabilities	8.2	7.9
Operating lease liabilities	4.1	6.6
Convertible debt	191.6	188.7
Accounts payable and accrued expenses	75.1	80.6
Deferred income	64.1	56.9
Total current liabilities	544.3	344.3
LONG-TERM DEBT	21.9	22.1
FINANCE LEASE LIABILITIES	371.3	335.5
OPERATING LEASE LIABILITIES	11.6	14.6
OTHER NON-CURRENT LIABILITIES	0.5	0.4
Total liabilities	949.6	716.9
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.5	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	424.2	405.4
Accumulated other comprehensive income	2.8	2.8
Accumulated deficit	(82.3)	(133.7)
Total stockholders’ equity	345.5	275.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,295.1	$992.2

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
OPERATING ACTIVITIES:
Net income	$70.0	$2.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and impairments of content production assets	12.0	14.7
Depreciation and amortization	24.3	16.0
Other amortization	8.8	7.0
Loss on equity investments, net	3.8	2.6
Services provided in exchange for equity instruments	(0.2)	(1.1)
Stock-based compensation	20.1	24.4
Benefit from deferred income taxes	2.6	0.5
Other non-cash adjustments	9.6	1.5
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(6.2)	(53.3)
Inventory	0.4	0.1
Prepaid expenses and other assets	6.7	1.8
Content production assets	(14.7)	(15.7)
Accounts payable, accrued expenses and other liabilities	(3.8)	(8.5)
Deferred income	7.3	7.1
Net cash provided by (used in) operating activities	140.7	(0.9)
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(15.4)	(36.7)
Purchases of short-term investments	(31.0)	(63.6)
Proceeds from sales and maturities of investments	67.7	58.8
Purchase of investment securities	—	(1.0)
Net cash provided by (used in) investing activities	21.3	(42.5)
FINANCING ACTIVITIES:
Repayment of debt	(2.6)	(2.5)
Repayment of finance leases	(5.4)	(4.1)
Dividends paid	(18.6)	(18.7)
Debt issuance costs	—	(0.7)
Proceeds from borrowings under Revolving Credit Facility	200.0	—
Taxes paid related to net settlement upon vesting of equity awards	(2.6)	(0.3)
Proceeds from issuance of stock	1.4	1.3
Repurchase and retirement of common stock	—	(0.9)
Net cash provided by (used in) financing activities	172.2	(25.9)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	334.2	(69.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	90.4	167.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$424.6	$98.2
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$3.4	$13.8

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2020			2019
	As Reported	Gain on Investments (1)	Adjusted	As Reported	Adjusted
Operating income	$55.7	$—	$55.7	$17.1	$17.1
Interest expense	9.1	—	9.1	4.0	4.0
Other income, net	8.5	(7.7)	0.8	0.8	0.8
Income before taxes	55.1	(7.7)	47.4	13.9	13.9
Provision for income taxes	11.3	(1.6)	9.7	3.5	3.5
Net income	$43.8	$(6.1)	$37.7	$10.4	$10.4
Earnings per share - diluted	$0.52	$(0.07)	$0.45	$0.11	$0.11

	Six Months Ended June 30,
	2020			2019
	As Reported	Loss on Investments (2)	Adjusted	As Reported	Adjusted
Operating income	$109.0	$—	$109.0	$10.3	$10.3
Interest expense	17.3	—	17.3	10.3	10.3
Other (expense) income, net	(1.9)	3.8	1.9	2.6	2.6
Income before taxes	89.8	3.8	93.6	2.6	2.6
Benefit from income taxes	19.8	0.8	20.6	0.6	0.6
Net income	$70.0	$3.0	$73.0	$2.0	$2.0
Earnings per share - diluted	$0.83	$0.04	$0.86	$0.02	$0.02

(1)

During the second quarter of 2020, the Company recognized an unrealized holding gain of $7.7 million on a  certain equity investment based on the closing stock price of the underlying investee company as of the last trading day of the period. The Company did not recognize any material net gains or losses related to our equity investments during the three months ended June 30, 2019.

(2)

During the first quarter of 2020, the Company recorded impairment charges totaling $11.5 million on certain equity investments as a result of our impairment evaluations.  These charges were partially offset by an unrealized holding gain of $7.7 million on a  certain equity investment based on the closing stock price of the underlying investee company as of the last trading day of the period. The Company did not record any material net gains or losses related to our equity investments during the six months ended June 30, 2019.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2020
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$81.6	$3.8	$5.1	$—	$90.5
Live Events	(4.5)	—	0.3	—	(4.2)
Consumer Products	7.6	—	0.5	—	8.1
Corporate	(29.0)	7.0	1.1	—	(20.9)
Total	$55.7	$10.8	$7.0	$—	$73.5

	Three Months Ended June 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$26.9	$2.1	$8.5	$—	$37.5
Live Events	12.4	—	0.9	—	13.3
Consumer Products	5.2	—	1.0	—	6.2
Corporate	(27.4)	3.8	1.2	—	(22.4)
Total	$17.1	$5.9	$11.6	$—	$34.6

	Six Months Ended June 30, 2020
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$170.9	$7.7	$14.5	$—	$193.1
Live Events	(7.7)	—	0.9	—	(6.8)
Consumer Products	10.5	—	1.4	—	11.9
Corporate	(64.7)	14.0	3.3	—	(47.4)
Total	$109.0	$21.7	$20.1	$—	$150.8

	Six Months Ended June 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$43.2	$4.9	$17.9	$—	$66.0
Live Events	12.2	—	1.9	—	14.1
Consumer Products	10.2	—	2.0	—	12.2
Corporate	(55.3)	7.4	2.6	—	(45.3)
Total	$10.3	$12.3	$24.4	$—	$47.0

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$74.8	$(7.6)	$140.7	$(0.9)
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(7.1)	(19.9)	(15.4)	(36.7)
Free Cash Flow	$67.7	$(27.5)	$125.3	$(37.6)